PENWEST REPORTS SECOND QUARTER AND SIX MONTH 2005 FINANCIAL RESULTS
Danbury, CT, July 26, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the second quarter ended June 30, 2005.
Total revenues for the second quarter of 2005 were $1.3 million, essentially unchanged from the year-ago quarter. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®.
Net loss for the second quarter of 2005 was $5.7 million, or $0.26 per share, compared with a net loss of $7.5 million, or $0.41 per share, in the second quarter of 2004.
Selling, general and administrative expenses were $2.5 million for the second quarter of 2005, the same as the year-ago period.
Research and product development expenses for the second quarter of 2005 were $5.0 million, compared with $6.4 million for the second quarter of 2004, a decrease of 23%. This decrease was primarily due to lower spending on PW2101 in the second quarter of 2005, reflecting an ongoing clinical trial of PW2101 in the second quarter of 2004. This decrease was partially offset by increased spending on PW2132, a compound being developed for the treatment of edema resulting from congestive heart failure, and a write-off of TIMERx inventory of $395,000, primarily related to a change in specifications for TIMERx. Penwest does not anticipate having any additional research and product development expense for PW2101, as the Company has decided not to undertake any further development activities following receipt of the non-approvable letter from the FDA.
Robert J. Hennessey, President and Chief Executive Officer of Penwest, said, “During the second quarter, we continued to make progress in the implementation of our drug development strategy. While we have decided against further development of PW2101, we are pleased with our achievements in developing our own product portfolio, including drugs targeted at diseases of the central nervous system, as well as compounds being developed in other therapeutic categories that we intend to outlicense. Specifically, we have just completed the enrollment of patients in a Phase IIa clinical trial of PW2132 that we are conducting, with trial results expected in the fourth quarter of this year. We also look forward to Endo completing and releasing the data from the final pivotal trial for oxymorphone ER later this year.”
At June 30, 2005, Penwest had $66.7 million in cash and investments, compared with cash and investments of $74.4 million as of December 31, 2004.
Six Months Ended June 30, 2005
For the six months ended June 30, 2005, Penwest reported total revenues of $2.3 million, compared with $2.7 million for the six months ended June 30, 2004. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®. Total revenues in the first half of 2005 were 17% lower than in the first

Penwest Pharmaceuticals

half of 2004, both because there have been no product sales of formulated TIMERx in 2005, and because royalties from Mylan declined in the first half of 2005.
Net loss for the six months ended June 30, 2005 was $14.6 million, or $0.68 per share, compared with a net loss of $12.3 million, or $0.67 per share, for the comparable period of 2004.
SG&A expenses for the six months ended June 30, 2005 increased $2.9 million to approximately $7.8 million, from $4.9 million for the comparable period of 2004. This increase is primarily attributable to a one-time charge of approximately $3.0 million in the first quarter of 2005 that was recorded by the Company in connection with the agreement it entered into with Tod Hamachek, the Company’s former Chairman and Chief Executive Officer, upon his resignation in February 2005. The $3.0 million charge includes a non-cash charge of approximately $2.4 million relating to the accelerated vesting and extension of exercise periods of stock options held by Mr. Hamachek. This compensation charge accounted for $0.14 per share of the net loss for the six months ended June 30, 2005.
R&D expenses for the six months ended June 30, 2005 decreased $481,000 to $10.0 million, from $10.5 million for the comparable period of 2004. This reduction was primarily due to a significant decrease in spending on PW2101, which was offset by increased spending in 2005 on PW2132 and on the development of other Phase I compounds for products intended for the treatment of diseases of the central nervous system.
Conference Call and Webcast
Mr. Hennessey and Jennifer Good, Penwest’s Chief Financial Officer, will be holding a conference call today at 11:00 am EDT to discuss the Company’s operations and financial results for the second quarter of 2005. The dial-in numbers for the call are: Domestic - (800) 895-3606; International - (785) 424-1065. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,”

“expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and/or to advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378
(Table Follows)

Penwest Pharmaceuticals Co.
Statements of Operations
(In thousands, except per share data, Unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Revenues:
Royalties & licensing fees	$1,296	$1,266	$2,278	$2,527
Product sales	—	—	—	222

Total revenues	1,296	1,266	2,278	2,749
Cost of revenues	14	29	22	78

Gross profit	1,282	1,237	2,256	2,671

Operating Expenses:
Selling, general and administrative	2,472	2,528	7,764	4,864
Research and product development	4,965	6,422	10,030	10,511

Total operating expenses	7,437	8,950	17,794	15,375

Operating loss	(6,155)	(7,713)	(15,538)	(12,704)
Investment income	469	204	905	417

Loss before income tax	(5,686)	(7,509)	(14,633)	(12,287)
Income tax expense	—	—	—	—

Net loss	$(5,686)	$(7,509)	$(14,633)	$(12,287)

Basic and diluted net loss per common share	$(0.26)	$(0.41)	$(0.68)	$(0.67)

Weighted average shares of common stock outstanding	21,676	18,484	21,666	18,447

Other Information

	June 30, 2005	December 31, 2004
Cash and investments	$66,706	$74,370
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